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Washington, PA and New York, NY -- March 17, 1999 - CDnow, Inc.
and N2K Inc. today announced the completion of the planned merger between the two companies, creating the leading global music e-commerce company as measured by customer base, revenue, positioning with key partners and product offerings.

The Company will be known as CDnow, Inc. and, beginning March 18, 1999, its common stock will trade on Nasdaq under the symbol "CDNWD" for 20 days, then it will trade as CDNW. CDnow, Inc. will be headquartered in New York with major operations in Fort Washington, PA. Jon Diamond, co-founder and CEO of N2K, will be Chairman of the Board of CDnow, Inc., while Jason Olim will remain as President and Chief Executive Officer, with Joel Sussman as Chief Financial Officer of the company.

The merger creates the Internet's leading online music entity, which would have had on a combined basis 1.6 million customers and $98.5 million in revenues at the end of 1998. In addition, the new company ranked as the 4th most visited e-commerce site for December 1998, according to Media Metrix, and has an unparalleled network of marketing alliances including AOL, Yahoo!, Netscape, MTV/VH1, Excite, Lycos/Tripod, GeoCities, and CBS Cable's TNN, CMT and country.com.


The Company currently operates two online music stores, CDnow (cdnow.com) and Music Boulevard (musicblvd.com). From March 17th through May 17th, Music Boulevard and CDnow will operate as independent platforms. On May 18th the two platforms will come together for the grand opening of the combined store, which will be called CDnow (cdnow.com). The new platform will combine the strongest features of the two stores to offer music shoppers the best music store on the Web.
 CDnow will offer customers the best in choice, convenience, control and customization while discovering and purchasing music. Customers will have access to approximately 500,000 music-related products and 500,000 sound samples and content from Rolling Stone, CMJ Music
Monthly and MTV/VH1.

"The completion of the merger cements our position as the premier force in the online music world," said Jon Diamond, Chairman of the Board of CDnow, Inc. "We are pleased to have succeeded in bringing the two top online music organizations together to create one solid technology platform with unparalleled strategic alliances, seasoned talent on every level and established relationships with music consumers around the world."
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"Together, we will share our expertise in direct marketing, merchandising, personalization and editorial, strengthening the connection between consumers and music, as we focus on our mission to build a better music store," said Jason Olim, President and CEO of CDnow, Inc. "The completion of this merger allows us to implement a major cost reduction program and provide our customers with the best online music shopping experience."

In November of 1998, the Company formed a branding committee with members from both CDnow and N2K. "We discovered that both brands were meaningful and well recognized, but it was determined that CDnow was the stronger of the two, which will serve the mission of the company going forward," said Rod Parker, Sr. VP of Marketing and Merchandising.
 "The two companies have the unique opportunity to compare in-depth information about our customers and business strategies, which will be of tremendous value going forward."

As the leading global music e-commerce company, CDnow, Inc. is poised to maximize the opportunities of a rapidly growing market. The domestic online music market, which is expected to be $1.9 billion in 2002 as estimated by Forrester Research, is one of the leading categories of electronic commerce. Jupiter Communications estimates that by 2002, 62 million households will be online, and 58 million households will be shopping online.

CDnow, Inc., the combination of N2K Inc. and CDnow,
Inc., is a leading global music e-commerce company that is improving and strengthening the connection between music and consumers by building a better music store. CDnow (cdnow.com) offers approximately 500,000 music related items-ten times the size of the average music store-intelligent album recommendations, custom CDs, music samples, a vast library of reviews and features from top music writers and editorial content from Rolling Stone Network, MTV/VH1 and CMJ New Music Monthly. CDnow, Inc.'s network of strategic partners includes AOL, Yahoo!, Lycos/Tripod, Netscape, Excite, WebCrawler, GeoCities, MTV/VH1, Rolling Stone Network, and CBS Cable's TNN, CMT and country.com.

This release contains statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, demand for and market acceptance of new and existing products, as well as other risks and uncertainties detailed from time to time in the filings of the Company with the Securities and Exchange Commission.